Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-185621 and 333-185620 of Polonia Bancorp, Inc. on Form S-8 of our report dated March 29, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

March 29, 2013